Exhibit 99.1

HOVNANIAN ENTERPRISES, INC.	For Immediate Release

Contact:	J. Larry Sorsby	Jeffrey T. O’Keefe
	Executive Vice President & CFO	Vice President of Investor Relations
	732-747-7800	732-747-7800

          K. HOVNANIAN ENTERPRISES, INC. ANNOUNCES EXPIRATION OF TENDER OFFERS FOR CERTAIN OF ITS SENIOR SECURED NOTES AND SATISFACTION AND DISCHARGE OF INDENTURES RELATING THERETO

RED BANK, NJ, July 27, 2017 — Hovnanian Enterprises, Inc. (NYSE:HOV) (the “Company”) announced today that in connection with the previously announced tender offers (the “Tender Offers”) by its wholly owned subsidiary, K. Hovnanian Enterprises, Inc. (“K. Hovnanian”), to purchase for cash any and all of its $75 million 10.000% Senior Secured Second Lien Notes due 2018 (the “2018 Notes”), $145 million 9.125% Senior Secured Second Lien Notes due 2020 (the “2020 9.125% Notes”) and $577 million 7.250% Senior Secured First Lien Notes due 2020 (the “2020 7.25% Notes” and, together with the 2018 Notes and the 2020 9.125% Notes, the “Tender Notes”) and related consent solicitations (the “Consent Solicitations”) on the terms and subject to the conditions set forth in an Offer to Purchase and Consent Solicitation Statement, dated June 26, 2017 (as supplemented by the supplement dated July 10, 2017, the “Statement”), and in the related Letter of Transmittal and Consent (the “Letter of Transmittal” and collectively with the Statement, the “Tender Offer Documents”):

(1) the Tenders Offers expired at 11:59 p.m., New York City time, on July 26, 2017 (the “Expiration Time”);

(2) as of the Expiration Time, K. Hovnanian had received tenders and consents from the holders of $75,000,000, or 100.00%, of the total outstanding principal amount of the 2018 Notes;

(3) as of the Expiration Time, K. Hovnanian had received tenders and consents from the holders of $87,321,000, or approximately 60.22%, of the total outstanding principal amount of the 2020 9.125% Notes;

(4) as of the Expiration Time, K. Hovnanian had received tenders and consents from the holders of $575,912,000, or approximately 99.81%, of the total outstanding principal amount of the 2020 7.25% Notes; and

(5) K. Hovnanian has accepted for purchase all Tender Notes validly tendered and not validly withdrawn in the Tender Offers.

Registered holders of each series of Tender Notes (the “Holders”) who validly tendered and did not validly withdraw their Tender Notes on or prior to the applicable early tender deadline received on July 27, 2017 the applicable Total Consideration (as set forth below), which includes an Early Tender Payment (as set forth below). Holders who validly tendered their Tender Notes on or prior to the Expiration Time but after the applicable early tender deadline received on July 27, 2017 the applicable Tender Offer Consideration (as set forth below), which is an amount equal to the applicable Total Consideration less the Early Tender Payment, for their Tender Notes. In addition to the Total Consideration or the Tender Offer Consideration, as applicable, all Holders whose Tender Notes were purchased in the Tender Offers received accrued and unpaid interest in respect of their purchased Tender Notes from the most recent interest payment date to, but not including, July 27, 2017.

The table below sets forth the Tender Offer Consideration, Early Tender Payment and Total Consideration for the Tender Offers.

Title of Security	Principal Amount	Tender Offer Consideration(1)	Early Tender Payment(1)	Total Consideration(1)(2)
2018 Notes	$75,000,000	$1,029.60	$50.00	$1,079.60

2020 9.125% Notes	$145,000,000	$980.00	$50.00	$1,030.00

2020 7.250% Notes	$577,000,000	$980.00	$50.00	$1,030.00

(1) Per $1,000 principal amount of Tender Notes that were accepted for purchase.
(2) Includes the applicable Early Tender Payment.

The Company also announced that:

(1) on July 27, 2017, K. Hovnanian satisfied and discharged its obligations under the indenture under which the 2020 9.125% Notes were issued (the “2020 9.125% Notes Indenture”) and the related security documents in accordance with the satisfaction and discharge provisions of the 2020 9.125% Notes Indenture and in connection therewith will call for redemption on November 15, 2017 all 2020 9.125% Notes that were not validly tendered as of the Expiration Time in accordance with the redemption provisions of the 2020 9.125% Notes Indenture. Upon the satisfaction and discharge of the 2020 9.125% Notes Indenture on July 27, 2017, all of the liens on the collateral securing the 2020 9.125% Notes were released and K. Hovnanian, the Company and the other guarantors were discharged from their respective obligations under the 2020 9.125% Notes and the guarantees thereof; and

(2) on July 27, 2017, K. Hovnanian satisfied and discharged its obligations under the indenture under which the 2020 7.25% Notes were issued (the “2020 7.25% Notes Indenture”) and the related security documents in accordance with the satisfaction and discharge provisions of the 2020 7.25% Notes Indenture and in connection therewith will call for redemption on October 15, 2017 all 2020 7.25% Notes that were not validly tendered as of the Expiration Time in accordance with the redemption provisions of the 2020 7.25% Notes Indenture. Upon the satisfaction and discharge of the 2020 7.25% Notes Indenture on July 27, 2017, all of the liens on the collateral securing the 2020 7.25% Notes were released and K. Hovnanian, the Company and the other guarantors were discharged from their respective obligations under the 2020 7.25% Notes and the guarantees thereof.

The consents received in the Consent Solicitations exceeded the amount needed to approve the proposed amendments to the indenture under which the 2018 Notes were issued and the 2020 7.25% Notes Indenture and the related security documents. The consents received in the Consent Solicitation for the 2020 9.125% Notes exceeded the amount needed to approve certain but not all of the proposed amendments to the 2020 9.125% Notes Indenture and the related security documents. However, prior to accepting the Tender Notes in the Tender Offers, K. Hovnanian waived the conditions relating to (i) the receipt of the Required Consents (as defined in the Statement) with respect to the 2020 9.125% Notes and (ii) the execution and delivery of a supplemental indenture and applicable security release documents effecting the proposed amendments with respect to each series of Tender Notes.

K. Hovnanian funded the purchase of the Tender Notes in the Tender Offers and the satisfaction and discharge of the 2020 9.125% Notes Indenture and the 2020 7.25% Notes Indenture with the net proceeds from its previously announced offering of senior secured notes, which offering also closed on July 27, 2017.

This announcement does not constitute an offer to sell or the solicitation of an offer to buy the secured notes, the Tender Notes or any other securities of the Company or K. Hovnanian in any jurisdiction in which such an offer or sale would be unlawful. The Tender Offers and Consent Solicitations were made solely on the terms and subject to the conditions set forth in the Tender Offer Documents and the information in this press release is qualified by reference to such Tender Offer Documents.

About Hovnanian Enterprises

Hovnanian Enterprises, Inc., founded in 1959 by Kevork S. Hovnanian, is headquartered in Red Bank, New Jersey. The Company is one of the nation’s largest homebuilders with operations in Arizona, California, Delaware, Florida, Georgia, Illinois, Maryland, New Jersey, Ohio, Pennsylvania, South Carolina, Texas, Virginia, Washington, D.C. and West Virginia. The Company’s homes are marketed and sold under the trade names K. Hovnanian® Homes, Brighton Homes® and Parkwood Builders. As the developer of K. Hovnanian’s® Four Seasons communities, the Company is also one of the nation’s largest builders of active lifestyle communities.

Forward-Looking Statements

All statements in this press release that are not historical facts should be considered as “Forward-Looking Statements.” Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such forward-looking statements include but are not limited to statements related to the Company’s goals and expectations with respect to its financial results for future financial periods. Although we believe that our plans, intentions and expectations reflected in, or suggested by, such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. By their nature, forward-looking statements: (i) speak only as of the date they are made, (ii) are not guarantees of future performance or results and (iii) are subject to risks, uncertainties and assumptions that are difficult to predict or quantify. Therefore, actual results could differ materially and adversely from those forward-looking statements as a result of a variety of factors. Such risks, uncertainties and other factors include, but are not limited to, (1) changes in general and local economic, industry and business conditions and impacts of a sustained homebuilding downturn; (2) adverse weather and other environmental conditions and natural disasters; (3) levels of indebtedness and restrictions on the Company’s operations and activities imposed by the agreements governing the Company’s outstanding indebtedness; (4) the Company's sources of liquidity; (5) changes in credit ratings; (6) changes in market conditions and seasonality of the Company’s business; (7) the availability and cost of suitable land and improved lots; (8) shortages in, and price fluctuations of, raw materials and labor; (9) regional and local economic factors, including dependency on certain sectors of the economy, and employment levels affecting home prices and sales activity in the markets where the Company builds homes; (10) fluctuations in interest rates and the availability of mortgage financing; (11) changes in tax laws affecting the after-tax costs of owning a home; (12) operations through joint ventures with third parties; (13) government regulation, including regulations concerning development of land, the home building, sales and customer financing processes, tax laws and the environment; (14) product liability litigation, warranty claims and claims made by mortgage investors; (15) levels of competition; (16) availability and terms of financing to the Company; (17) successful identification and integration of acquisitions; (18) significant influence of the Company’s controlling stockholders; (19) availability of net operating loss carryforwards; (20) utility shortages and outages or rate fluctuations; (21) geopolitical risks, terrorist acts and other acts of war; (22) increases in cancellations of agreements of sale; (23) loss of key management personnel or failure to attract qualified personnel; (24) information technology failures and data security breaches; (25) legal claims brought against us and not resolved in our favor; and (26) certain risks, uncertainties and other factors described in detail in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2016 and subsequent filings with the Securities and Exchange Commission. Except as otherwise required by applicable securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.